July 26, 2007

International Smart Sourcing, Inc.
320 Broad Hollow Rd
Farmingdale, NY 11735
David Hale, Pres.

Dear Mr. Hale,

This letter sets forth our prior discussions and the basis on which Network 1 Financial Securities, Inc (“Network”) is engaged by International Smart Sourcing, Inc. (the “Company”) to act as its financial advisor for its finance and acquisition program with respect to it’s introduction to and it’s acquisition of Real Property Technologies, LLC (RPT LLC) and it’s affiliated companies.

1.	Performance of Services

Network shall provide the following services:

	(a)	Network will work with the Company’s staff in developing acquisition criteria both from the point of view of business compatibility and financial acceptability. It is acknowledged that Network 1 introduced the Company to RPT, LLC.

	(b)	Network will gather financial information on RPT LLC companies. Network will utilize its contracts ad sources of information to develop as complete a financial profile as possible. In the event outside consulting studies are desirable, Network will recommend such consultants and be prepared to retain them on behalf of the Company, with the Company’s prior approval.

	(c)	Network will evaluate the RPT LLC from a financial viewpoint, providing an opinion as to value and the price level necessary to consummate a transaction.

	(d)	Network will contribute to the analysis of the RPT LLC desirability from both a business and product viewpoint, combining these conclusions with the judgment as to the likelihood of success.

2.	Financing

Should the company require additional capital in order to finance this acquisition and wish to raise these funds through a secondary issue of equity or private placement, the Company may request Network to serve as its investment banker for said purpose. Such financing shall occur at such time as the Company, in its sole discretion, shall deem appropriate. Terms, conditions, and compensation for said financing will be negotiated at the time of the request.

3.	Compensation for Services

In consideration for the above described services, and the introduction, the Company agrees to issue to Network or its designees 4,000,000 restricted common shares upon completion of the merger with RPT LLC.

4.	Indemnity

Each party shall indemnify the other and its partners, officers, directors, and employees against all claims, damages, liability, and litigating expenses (including the expenses of investigation and defending such claims) as the same as incurred, relating to or arising out if its activities hereunder, except to the extent that any claims, damages, liability, or expense, if found on a final judgment by a court of law to have resulted from the other’s willful misconduct or gross negligence in performing the services described above.

5.	Termination

This Agreement may be terminated after six months by either party at the end of any subsequent calendar month. The terminating party shall give written notice to the other party at least fifteen days prior to such termination. However should the company complete a merger with RPT, LLC within a 2 years from this agreement compensation as described in paragraph will be due Network 1.

6.	Entire Agreement

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding, and agreement between the parties. This Agreement cannot be modified or change, nor can any of its provisions be waived, except in writing signed by all parties. However, all shares issued pursuant to this Agreement will remain in effect.

7.	Governing Law

This Agreement shall be governed by the laws of the State of New York. The parties hereto agree to submit to the jurisdiction of the Supreme Court of the State of New York for the determination of any dispute arising this Agreement or in any action to enforce the terms hereof.

Please confirm the foregoing is in accordance with your understanding by signing and returning to us duplicate of this letter.

Very truly yours,

By:	/s/ Damon Testaverde
Damon Testaverde
Managing Director

Accepted and Agreed to:

By:	/s/ David Hale
International Smart Sourcing, Inc
David Hale, Pres.